Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 22, 2004 (except for Note 18, as to which the date is February 22, 2005 and Note 12, as to which the date is May 16, 2005), accompanying the consolidated financial statements and schedules included in the annual report of            Insteel Industries, Inc. on Form 10-K/A for the years ended October 2, 2004, September 27, 2003 and September 28, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 3361887, effective September 5, 1995, File No. 33-61889, effective September 5, 1995, File No. 33-348011, effective March 16, 1998, File No. 333-30934, effective February 23, 2000 and File No. 333-123325, filed March 15, 2005).

GRANT THORNTON LLP

Greensboro, North Carolina
May 16, 2005

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